NEW ORIENTAL ENERGY AND CHEMICAL CORP. (NASDAQ: NOEC)

New Oriental Energy and Chemical Corp., which began trading on NASDAQ in May, 2007, is an established and profitable specialty chemical manufacturer in China which has successfully leveraged its core expertise in fertilizer production, along with inherent manufacturing synergies, to become an emerging manufacturer of alternative fuels, specifically Dimethyl Ether (DME) and Methanol with future plans for Biodiesel production.

New Oriental, formerly operating under Luoshan Chemical Fertilizer Factory was privatized by current management from the Chinese Government in 2003. Since its inception, the Company has received multiple government accolades for its core fertilizer products while establishing a recognized brand name in the market. The Company's legacy product, Urea, is a nitrogenous fertilizer utilized to improve yields across a variety of different crops. DME is quickly becoming an alternative to liquid natural gas in home heating and cooking with the longer term potential of replacing traditional petroleum diesel in cars, trucks and buses, while Methanol is now widely used as a fuel additive and is an inexpensive way to reduce emissions. DME has been found to reduce NOx emissions by 90% and is significantly cheaper as compared to traditional petrol diesel. Currently, the Company is the largest producer of DME in the Henan province with 150,000 tons. New Oriental plans on utilizing the cash flow from its fertilizer, DME and Methanol business, to further expand its portfolio of alternative energy products including Biodiesel in late 2008. All sales currently are in China through the Company's network of distribution partners.

New Oriental Energy & Chemical Corp.



DECEMBER 2007
SECTOR: Manufacturing
INDUSTRY: Specialty Chemical/ Alternative Energy

NEW ORIENTAL ENERGY
Xicheng Industrial Zone,
Luoshan, Xinyang,
Henan, China 464200
Tel: 86-376-2169990
www.neworientalenergy.com

AUDITOR:
Weinberg & Company, P.A.
Boca Raton, FL

TRANSFER AGENT:
Corporate Stock Transfer
Denver, CO

SELECT FINANCIALS (NASDAQ:NOEC)

Fiscal Year End: March 31
Share Price $6.38 (02/04/08)
Market Cap $80 Million
F/D Shares Outstanding 12.64 Million

Management Ownership 59%
Employees 1,076

FY Q3 2008 Revenue (+90%) $20.2 Million
FY Q3 2008 Net Income (+130%) $2.2 Million

FY 2007 Revenue $39.0 Million
FY 2007 Net Income $3.0 Million

FY2006 Revenue $30.8 Million
FY 2006 Net Income $2.8 Million

INVESTMENT HIGHLIGHTS

- The continued year over year increase in alternative energy sales led to a 90% increase in FY 2008 Q3 sales to a record $20.2 million, compared with $10.64 million in the same period last year. In the quarter, alternative energy comprised 55% of sales vs. 45% for the Company's traditional fertilizer products. Net profit in the third quarter grew 130% to $2.2 million, or $0.17 per share, compared with $1.0 million or $0.09 per share in the same period a year earlier. In the first nine months of '08 fiscal year, sales grew to a record $53.2 million, up 91% compared to the prior year, while net income grew 121% to a record $4.1 million or $0.32 per share, compared to $1.8 million or $0.21 per share in the first nine months last year.
- The Company said that it was seeing some effects in its fourth quarter from the severe winter snowstorms which hit China beginning in mid-January. The effect on urea production and sales is expected to be limited, as urea can be stored and contracts are paid for in advance. However, the Company does expect some impact on DME sales due to the storm's effect on transportation, as well as from higher methanol costs (which on occasion may lead the company to sell methanol rather than convert it to DME).
- The Company's updated full year guidance states that even with the severe weather, it "continues to believe full year results will show a strong year over year advance in revenues as well as in the bottom line, with revenues growing to approximately $66 million, or nearly 70% ahead of results in fiscal 2007."
- On Nov. 20, 2007 the Company announced the signing of several urea and ammonium bicarbonate sales agreements totaling $7.5 million. In an effort to effectively manage cost of goods sold and enhance margins, the Company also announced agreements with four of its major coal suppliers totaling approximately $4 million for 70,000 tons of coal which will provide all of its requirements through February.

- With 150,000 tons of DME capacity New Oriental is one of the largest producers in China. The Company is one of the few which maintains a license to accommodate up to 600,000 tons of overall DME production capacity. In addition to DME, New Oriental can manufacture up to 150,000 tons of Urea and 100,000 tons of Methanol.
- In June 2007, New Oriental received a $2.2 million Urea order from distributor Sinofert, which is the largest distributor in the Guang Dong province. Demand for Urea is expected to continue to grow as it is the most common crop fertilizer and arable land per person in China is shrinking.
- The use of DME as an alternative energy is supported by the Chinese government with the National Development and Reform Commission commenting "DME is expected to become a major fuel source suitable for China's energy structure" with plans to expand DME on an "accelerated schedule."
- DME can reduce harmful emissions by 90% as compared to petroleum, increase performance of diesel engines by 10 to 15% while also reducing external noise. As a result of pressures from the IMF as well as the upcoming 2008 Beijing Olympics, the government is highly incentivized to reduce toxic emissions and has recently committed substantial funds to support these efforts.
- The demand for DME in China greatly exceeds the existing supply. DME and Biodiesel collectively represent only 1% of the total energy consumed creating a large market opportunity. **Experts predict that the demand for DME in China will increase at a projected 66% demand CAGR over the next nine years to 28.9 million tons consumed per year.**
- **Methanol which is commonly being used as an additive to traditional fuel to lower emissions and costs is expected to experience a 14% demand CAGR over the next 5 years to 12.8 million tons consumed per year.**
- Home heating and cooking applications have been the initial target markets for DME as a substitute for LPG (liquid petroleum gas). New applications such as generators, automobiles and light trucks are currently available to accommodate the use of DME and Biodiesel. The adoption of DME and Biodiesel in these applications would drive a significant increase in consumption.
- New Oriental Energy is strategically located on the shores of the Huaihe River in close proximity to critical shipping lines to both Beijing and Shanghai.


FY2007 Revenue Breakdown
12%
19%
69%
Core Chemical Products
Methanol
DME


Q3 FY 2008 Revenue Breakdown
45%
55%
Core Fertilizer Products
Alternative Energy Products

ALTERNATIVE ENERGY DEMAND DRIVERS:



Price per ton in USD's
$800
$600
$400
$200
$0
Petrol-diesel
LPG
Methanol
DME
Bio-diesel



Cars
Buses
Trucks
Millions
140
120
100
80
60
40
20
0
2000
2005
2010
2015
2020
2025
2030
Year

Forecast of total Chinese vehicle population Source: Tsinghua University.

NEW ORIENTAL'S CURRENT PRODUCT PORTFOLIO

- China recently became the second largest consumer of oil in the world and has been a net oil importer since 1993. Greater dependence on Foreign Oil is driving Chinese Government intervention
- Deteriorating Environmental conditions
- Economics of alternative energy are becoming more compelling. DME is 20% cheaper than diesel and 13% less than LPG.
- Methanol is less than half the cost of traditional petrol-diesel and is recognized as a viable fuel additive. (see chart below)
- Abundant low-cost coal reserves, with coal being the primary feedstock for DME/ Methanol production
- Limited penetration of Alternative Energy vs. Total Annual use creates large market opportunity.
- **Successful case study:** 15,000 of Shanghai's 19,000 buses are diesel powered with the switch to DME generating savings of approximately $37 million a year in fuel costs at the current petroleum diesel prices. Each bus would require only $1,200 of retrofitting to utilize DME.
- The government looks to expand the use of DME buses in the future.
- New Oriental Energy is well positioned to capitalize on these strong secular trends based on its expanding production capacity and first mover advantage.

CURRENT PRODUCT MIX AND CAPACITY

- **150,000 tons of Urea**
- **150,000 tons of DME (September 2007)**

ANTICIPATED CAPACITY ADDITIONS

- **600,000 tons of DME Capacity by 2010**
- **Additional Methanol Capacity expected in the next year**
- **Plans to establish Bio-diesel production within next 5 years**

Core Chemical Products → Urea

Emerging Alternative Energy Products → Dimethyl Ether (DME), Methanol

PRODUCT OFFERING	APPLICATION
Urea	Traditionally Crop fertilizer, also used in resin, plastics, medicine; Gross margins approximately 18%
Dimethyl Ether (DME)	Alternative to petro-diesel fuel; Gross margins approximately 20%
Methanol	Alternative to fossil fuel and fuel additive; Gross margins approximately 20%
Bio-diesel (future offering)	Alternative to petro diesel fuel

MANAGEMENT TEAM

Chen Si Qiang, *Chief Executive Officer*

Mr. Chen has been a director of New Oriental Energy and Chemical since 2003 and was part of the senior management team that helped to privatize the assets of New Oriental from the Chinese Government in October 2003. From 2000 to 2003, he served as the Chairman of the Board of Directors of Xinyang Hongchang Channel Gas Engineering Company Limited.

Ben Wang, *Chief Financial Officer*

Mr. Wang, who joined the Company in April 2007, has experience in public company analysis, qualitative and quantitative financial analysis, modeling and forecasting and was most recently an analyst at Brean Murray Carret Co. Before that he was involved in risk solutions consulting for Standard and Poor's. Mr. Wang, a CFA charterholder, earned a Ph.D from the Department of Decisions, Risk & Operations Management at Columbia Business School in New York in 2003. He was also awarded an M.E. in Electrical Engineering from Tsinghua University in Beijing and a B.E. in Electronic Engineering from Chengdu's University of Electronic Science & Technology in China.

Wang Gui Quan, *President*

Mr. Wang has been a director of New Oriental Energy and Chemical since 2003 and the General Manager and Secretary since October 2003. From May 1998 to September 2003, Mr. Wang, a government-authorized Senior Engineer, was the Factory Director and Vice Secretary of Xixian Chemical Fertilizer.